Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS DECEMBER 31, 2022 FINANCIAL RESULTS

Reports Another Solid Quarterly and Annual Performance

Announces Increased First Quarter 2023 Distribution of $0.34 per Share

For Immediate Release

NEW YORK, March 16, 2023 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the fourth quarter and fiscal year ended December 31, 2022 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

CION also announced that, on March 13, 2023, its co-chief executive officers declared a first quarter 2023 regular distribution of $0.34 per share payable on March 31, 2023 to shareholders of record as of March 24, 2023, which is an increase of $0.03 per share, or 9.7%, from the $0.31 per share regular distribution paid by CION during the fourth quarter of 2022.

FOURTH QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended December 31, 2022 were $0.43 per share and $0.17 per share, respectively;

•	Net asset value per share was $15.98 as of December 31, 2022 compared to $16.26 as of September 30, 2022. The decrease was primarily due to the special year-end distribution of $0.27 per share and mark-to-market adjustments to the Company’s portfolio, which was partially offset by accretion from the Company’s 10b5-1 trading plan.

•	As of December 31, 2022, the Company had $958 million of total principal amount of debt outstanding, of which 79% was comprised of senior secured bank debt and 21% was comprised of unsecured debt. The Company’s debt-to-equity ratio was 1.08x as of December 31, 2022 compared to 1.05x as of September 30, 2022;

•	As of December 31, 2022, the Company had total investments at fair value of $1,749 million in 113 portfolio companies across 23 industries. The investment portfolio was comprised of 92.5% senior secured loans, including 90.3% in first lien investments;[1]

•	During the quarter, the Company had new investment commitments of $92 million, funded new investment commitments of $83 million, funded previously unfunded commitments of $16 million, and had sales and repayments totaling $144 million, resulting in a net decrease to the Company's funded portfolio of $46 million;

•	As of December 31, 2022, investments on non-accrual status amounted to 1.3% and 2.0% of the total investment portfolio at fair value and amortized cost, respectively; and

•	During the quarter, the Company repurchased 963,480 shares of its common stock at an average price of $9.06 per share for a total repurchase amount of $8.7 million under its 10b5-1 trading plan.

DISTRIBUTIONS

•	For the quarter ended December 31, 2022, the Company paid a regular quarterly distribution totaling $17.6 million, or $0.31 per share, and declared a special year-end distribution totaling $14.9 million, or $0.27 per share, which was paid on January 31, 2023.

SUBSEQUENT EVENT

•	On February 28, 2023, the Company completed a public offering in Israel pursuant to which the Company issued approximately $80.7 million of its unsecured Series A Notes due 2026, which bear interest at a rate equal to the Secured Overnight Financing Rate, or SOFR, plus a credit spread of 3.82% per year payable quarterly.

“We ended the year on a very strong note with improved financial and operational performance across several key metrics. We continued to diversify our portfolio with strong companies and were able to end the year with higher net investment income. As a result, we increased our first quarter 2023 distribution by approximately 10% to $0.34 per common share. This follows a fourth quarter 2022 distribution of $0.31 per share and a special year-end distribution of $0.27 per share. As we have mentioned several times, since 2021 when we saw the first signs of potential economic slowdown, we have been operating under a business strategy focused on building a defensive portfolio to withstand turbulent times. Today, we believe that due to our long-term strategy, we have positioned our portfolio well to overcome any potential headwinds our portfolio companies might face this year,” said Michael A. Reisner, co-Chief Executive Officer of CION.

“To take advantage of new opportunities, we strengthened our balance sheet and further diversified our financing sources by completing an over $80 million public offering of unsecured notes from Tier 1 Israeli institutional investors, which I am proud to say was 1.3x oversubscribed with a demand of approximately $100 million. The floating-rate structure of these notes provides interest rate risk mitigation and the potential for increased returns” concluded Mr. Reisner.

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	December 31, 2022		September 30, 2022
Investment portfolio, at fair value[1]	$1,749,161		$1,797,244
Total debt outstanding[2]	$957,500		$957,500
Net assets	$883,634		$914,906
Net asset value per share	$15.98		$16.26
Debt-to-equity	1.08	x	1.05	x

	Three Months Ended
(in thousands, except share and per share data)	December 31, 2022	September 30, 2022
Total investment income	$55,500	$54,163
Total operating expenses and income tax expense	$31,623	$28,606
Net investment income after taxes	$23,877	$25,557
Net realized losses	$(15,692)	$(17,169)
Net unrealized gains	$1,350	$25,595
Net increase in net assets resulting from operations	$9,535	$33,983

Net investment income per share	$0.43	$0.45
Net realized and unrealized (losses) gains per share	$(0.26)	$0.15
Earnings per share	$0.17	$0.60

Weighted average shares outstanding	55,505,248	56,816,992
Distributions declared per share	$0.58	$0.31

Total investment income for the three months ended December 31, 2022 and September 30, 2022 was $55.5 million and $54.2 million, respectively. The increase in investment income was primarily driven by an increase in LIBOR and SOFR rates during the three months ended December 31, 2022 compared to the three months ended September 30, 2022. This was partially offset by a decrease in fees generated from the Company's investment activity during the three months ended December 31, 2022 compared to the three months ended September 30, 2022.

Operating expenses for the three months ended December 31, 2022 and September 30, 2022 were $31.6 million and $28.6 million, respectively. The increase in operating expenses was primarily driven by an increase in interest expense under the Company's financing arrangements due to higher LIBOR and SOFR rates during the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended December 31, 2022 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$90,840	99%	$143,957	100%
Senior secured second lien debt	—	—	—	—
Collateralized securities and structured products - equity	—	—	46	—
Equity	800	1%	301	—
Total	$91,640	100%	$144,304	100%

During the three months ended December 31, 2022, new investment commitments were made across 3 new portfolio companies and 8 existing portfolio companies. Sales and repayments were primarily driven by the full sale or repayment of investments in 9 portfolio companies. As a result, the number of portfolio companies decreased from 119 as of September 30, 2022 to 113 as of December 31, 2022.

PORTFOLIO SUMMARY1

As of December 31, 2022, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,579,512	90.3%
Senior secured second lien debt	38,769	2.2%
Collateralized securities and structured products - equity	1,179	0.1%
Unsecured debt	22,643	1.3%
Equity	107,058	6.1%
Total	$1,749,161	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	December 31, 2022		September 30, 2022
Number of portfolio companies	113		119
Percentage of performing loans bearing a floating rate[3]	89.8%		89.1%
Percentage of performing loans bearing a fixed rate[3]	10.2%		10.9%
Yield on debt and other income producing investments at amortized cost[4]	12.36%		10.76%
Yield on performing loans at amortized cost[4]	12.61%		10.98%
Yield on total investments at amortized cost	11.80%		10.33%
Weighted average leverage (net debt/EBITDA)[5]	5.30	x	5.11	x
Weighted average interest coverage[5]	2.31	x	2.66	x
Median EBITDA[6]	$35.0 million		$37.3 million

As of December 31, 2022, investments on non-accrual status represented 1.3% and 2.0% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2022, the Company had $958 million of total principal amount of debt outstanding, comprised of $753 million of outstanding borrowings under its senior secured credit facilities and $205 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 6.7% for the quarter ended December 31, 2022. As of December 31, 2022, the Company had $94 million in cash and short-term investments and $72 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Thursday, March 16, 2023 at 11:00 am Eastern Time to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2022. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Fourth Quarter 2022 Financial Results Webcast. Domestic callers can access the conference call by dialing (877) 445-9755. International callers can access the conference call by dialing +1 (201) 493-6744. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $6.2 million and $7.0 million as of December 31, 2022 and September 30, 2022, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. The Company may update excluded investments in prior periods to improve comparability.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company, and compares that amount to EBITDA (“interest coverage ratio”). The Company believe this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. The Company may update excluded investments in prior periods to improve comparability.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2022	September 30, 2022
		(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,580,844 and $1,629,044, respectively)	$1,525,040	$1,567,403
Non-controlled, affiliated investments (amortized cost of $140,344 and $138,586, respectively)	143,876	142,202
Controlled investments (amortized cost of $82,421 and $84,347, respectively)	91,114	97,443
Total investments, at fair value (amortized cost of $1,803,609 and $1,851,977, respectively)	1,760,030	1,807,048
Cash	82,739	43,661
Interest receivable on investments	26,526	26,976
Receivable due on investments sold and repaid	1,016	7,146
Dividends receivable on investments	1,275	—
Prepaid expenses and other assets	825	841
Total assets	$1,872,411	$1,885,672

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $6,178 and $7,014, respectively)	$951,322	$950,486
Accounts payable and accrued expenses	1,012	1,853
Interest payable	7,820	5,143
Accrued management fees	6,924	6,943
Accrued subordinated incentive fee on income	5,065	5,421
Accrued administrative services expense	1,703	604
Share repurchase payable	—	316
Shareholder distribution payable	14,931	—
Total liabilities	988,777	970,766

Commitments and contingencies

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 55,299,484 and
56,373,217 shares issued, and 55,299,484 and 56,262.964 shares outstanding, respectively	55	57
Capital in excess of par value	1,044,547	1,053,278
Accumulated distributable losses	(160,968)	(138,429)
Total shareholders' equity	883,634	914,906
Total liabilities and shareholders' equity	$1,872,411	$1,885,672
Net asset value per share of common stock at end of period	$15.98	$16.26

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$40,481	$32,487	$140,560	$119,792
Paid-in-kind interest income	6,642	3,349	22,737	17,306
Fee income	974	2,571	9,019	5,927
Dividend income	—	112	103	366
Non-controlled, affiliated investments
Interest income	1,348	1,094	5,865	4,961
Paid-in-kind interest income	2,711	505	6,204	3,160
Fee income	—	—	525	—
Dividend income	13	26	79	5,576
Controlled investments
Interest income	—	—	6,049	—
Paid-in-kind interest income	2,056	260	2,482	260
Dividend income	1,275	—	1,275	—
Total investment income	55,500	40,404	194,898	157,348
Operating expenses
Management fees	6,925	6,674	27,361	31,143
Administrative services expense	1,114	966	3,348	3,069
Subordinated incentive fee on income	5,065	3,942	18,710	6,875
General and administrative	1,317	1,855	7,278	9,805
Interest expense	16,855	8,256	49,624	31,807
Total operating expenses	31,276	21,693	106,321	82,699
Net investment income before taxes	24,224	18,711	88,577	74,649
Income tax expense, including excise tax	347	301	372	342
Net investment income after taxes	23,877	18,410	88,205	74,307
Realized and unrealized (losses) gains
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	(15,692)	(5,444)	(11,217)	(4,100)
Non-controlled, affiliated investments	—	(9,766)	(21,530)	8,010
Controlled investments	—	—	—	(3,067)
Foreign currency	—	1	(3)	(3)
Net realized (losses) gains	(15,692)	(15,209)	(32,750)	840
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	5,839	(6,566)	(19,807)	25,566
Non-controlled, affiliated investments	(86)	11,615	13,523	7,261
Controlled investments	(4,403)	7,723	970	10,790
Net change in unrealized appreciation (depreciation)	1,350	12,772	(5,314)	43,617
Net realized and unrealized (losses) gains	(14,342)	(2,437)	(38,064)	44,457
Net increase in net assets resulting from operations	$9,535	$15,973	$50,141	$118,764
Per share information—basic and diluted(1)
Net increase in net assets per share resulting from operations	$0.17	$0.28	$0.89	$2.09
Net investment income per share	$0.43	$0.32	$1.56	$1.31
Weighted average shares of common stock outstanding	55,505,248	56,958,440	56,556,510	56,808,960

(1) The Company completed a two-to-one reverse stock split, effective as of September 21, 2021. The weighted average shares used in the computation of the net increase in net assets per share resulting from operations and net investment income per share reflect the reverse stock split on a retroactive basis.

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of December 31, 2022. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Annual Report on Form 10-K, which CION filed with the SEC on March 16, 2023, as well as CION’s other reports filed with the SEC. A copy of CION’s Annual Report on Form 10-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Lena Cati

The Equity Group

lcati@equityny.com

212-836-9611

Val Ferraro

vferraro@equityny.com

212-836-9633